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Exhibit 5.1

November 1, 2013

Consent of Independent Auditor

        We hereby consent to the incorporation by reference in the registration statement on form F-10 (the "registration statement") of Canadian Natural Resources Limited (the "Company") of our report to the shareholders of the Company dated March 6, 2013 on the consolidated balance sheets of the Company as at December 31, 2012 and December 31, 2011 and the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2012, and the effectiveness of internal control over financial reporting of the Company as of December 31, 2012. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ PricewaterhouseCoopers LLP
 Chartered Accountants

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  Exhibit 5.1